UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2015

PennyMac Mortgage Investment Trust

 (Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2015, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiary, PennyMac Operating Partnership, L.P. (“POP”), entered into an amendment to its master repurchase agreement, dated July 9, 2014, by and among Bank of America, N.A. (“BANA”), on the one hand, and POP, on the other hand (the “BANA Repurchase Agreement”).

Pursuant to the terms of the BANA Repurchase Agreement, POP may sell to BANA, and later repurchase, newly originated mortgage loans. The BANA Repurchase Agreement may be used to fund newly originated mortgage loans that have been purchased by PennyMac Corp., a wholly-owned subsidiary of the Company (“PMC”), from correspondent lenders and pledged by PMC to POP pending sale and/or securitization. The obligations of POP are fully guaranteed by the Company.

Under the terms of the amendment, the maximum aggregate transaction limit was temporarily increased from $550 million to $650 million, until September 30, 2015, with such $100 million increase on an uncommitted basis. The Company, through POP, is required to pay BANA a facility fee relating to the increase in the aggregate transaction limit, as well as certain other costs and expenses associated with the preparation of the amendment. All other terms and conditions of the BANA Repurchase Agreement remain the same in all material respects.

The foregoing description of the BANA Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BANA Repurchase Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on July 14, 2014, and any amendments to the BANA Repurchase Agreement filed thereafter.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: August 5, 2015	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

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